FOR IMMEDIATE RELEASE	Contact:	Douglas Barton
	Phone:	717-721-5267

ENB Financial Corp Reports Second Quarter 2026 Results

(July 24, 2026) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), reports net income for the second quarter of 2026 of $5,704,000, a $106,000, or 1.8% decrease, from the $5,810,000 earned during the second quarter of 2025. Net income for the six months ended June 30, 2026, was $9,728,000, a $398,000, or 3.9% decrease, from the $10,126,000 earned for the six months ended June 30, 2025. Basic and diluted earnings per share for the second quarter of 2026 and 2025 were $1.00 and $1.02, and year-to-date earnings per share were $1.71 in 2026 compared to $1.79 in 2025.

On February 1, 2026, the Corporation completed its acquisition of Cecil Bancorp (“Cecil”) and its wholly-owned subsidiary, Cecil Bank, which impacted the Corporation’s balance sheet and earnings for 2026. The fair value of the net assets acquired totaled $24,617,000, including net loans of $147,400,000 and deposits of $186,384,000. Included in net income was $1,240,000 and $3,027,000 of merger and conversion-related expenses, net of taxes, for the three and six months ended June 30, 2026. Adjusted net income (a non-GAAP measure) excluding merger and conversion-related charges, was $6,944,000 and $12,755,000, for the three and six months ended June 30, 2026. Adjusted diluted earnings per share (a non-GAAP measure), excluding merger and conversion-related charges, were $1.22 and $2.24 for the three and six months ended June 30, 2026.

The Corporation’s net interest income (NII) increased by $3,124,000, or 17.7%, for the three months ended June 30, 2026, and $5,276,000, or 15.3% for the six months ended June 30, 2026, compared to the same periods in 2025. Interest income on loans increased by $4,381,000, or 21.9%, and $7,470,000, or 19.0% for the three and six months ended June 30, 2026, which was favorably impacted by the addition of Cecil’s loans and organic loan growth. Interest income on securities decreased by $894,000, or 15.7% and $1,778,000, or 15.6%, for the three and six months ended June 30, 2026, compared to the same periods in 2025, due to both lower rates earned on securities as well as lower average balances. Interest expense on deposits in both periods declined, despite the addition of Cecil’s deposits, due to lower market interest rates and management’s strategy to lower the cost of funds, including pricing decisions and calling brokered deposits. Interest expense on borrowings in both periods increased principally due to higher levels of subordinated debt, with newly issued subordinated debt at a rate higher than previous issuances.

The Corporation recorded a release of provision for credit losses of $462,000 in the second quarter of 2026, compared to a provision expense of $126,000 for the second quarter of 2025. For the year-to-date period, provision release was $484,000, compared to a provision expense of $612,000 recorded for the six months ended June 30, 2025. The provision release recorded in 2026 was primarily related to favorable charge-off history, declines in classified assets in the legacy Ephrata National Bank and acquired Cecil loan portfolios, and lowering expected usage of off-balance sheet commitments. The allowance for credit losses as a percentage of total loans was 1.11% as of June 30, 2026 and December 31, 2025, and 1.13% as of June 30, 2025.

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ENB FINANCIAL CORP

Noninterest income increased by $481,000, or 13.4%, and $1,534,000, or 22.2%, for the three and six months ended June 30, 2026, compared to the same periods in the prior year. Trust and investment services income increased $141,000, or 17.9%, and $334,000, or 20.2%, for the three and six months ended June 30, 2026, due to increased estate fees, additional wealth management accounts, and favorable market conditions. Service fees increased $257,000, or 36.9%, and $461,000, or 31.5%, for the three and six months ended June 30, 2026, compared to the same periods in 2025 due to additional customers and accounts from the Cecil acquisition. Commissions increased $103,000, or 10.2%, and $149,000, or 7.4%, for the three and six months ended June 30, 2026, compared to the same periods in 2025 due to increased interchange fees. The Corporation recorded $15,000 in gains on securities transactions in the second quarter of 2026, compared to $48,000 in the second quarter of 2025. For the year-to-date period, the Corporation recorded $47,000 in gains on securities transactions, compared to $285,000 in losses during the same period in 2025. Losses on security transactions in 2025 were due to strategic sales of investment securities to fund higher yielding loan growth. Gains on the sale of mortgages increased by $45,000, or 11.5%, and $118,000, or 14.2%, for the three and six months ended June 30, 2026, compared to the same periods in 2025, due to higher premiums earned on loans sold with servicing released and continued sales of permanent financing for construction loans originated in the prior year. Earnings on bank owned life insurance increased by $22,000, or 7.8%, and $155,000, or 28.0%, for the three and six months ended June 30, 2026, compared to the same periods in 2025, as death benefits were received related to two former directors in 2026.

Total operating expenses increased by $4,344,000, or 31.2%, and $8,309,000 or 29.4%, for the three and six months ended June 30, 2026, compared to the same periods in 2025. Additional personnel costs, occupancy expenses, and equipment charges that were necessitated by the acquisition were the primary drivers for higher operating expenses. Salary and benefit expenses, which make up the largest portion of operating expenses, increased by $825,000, or 9.9%, and $2,082,000, or 12.5%, for the three and six months ended June 30, 2026, compared to the same periods in 2025. Staffing four additional branches in Cecil County, merit increases, and higher medical insurance costs contributed to the increase. Computer software and data processing costs increased by $800,000, or 44.9%, and $1,070,000 or 29.7%, for the three and six months ended June 30, 2026, compared to the same periods in 2025, due to maintaining two operating systems due to the Cecil acquisition, evolution of enhanced products and services to meet customers’ needs, and increased transaction volumes. In late June 2026, the Corporation completed the conversion of the former Cecil operating system to a unified platform which should eliminate redundant expenses in future periods. The acquisition also resulted in merger and conversion-related expenses of $1,561,000 for the three months ended June 30, 2026, and $3,718,000 for the six months ended June 30, 2026, including additional professional services and employee severance payments.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the second quarter of 2026 decreased to 0.95% and 13.73%, respectively, from 1.06 % and 17.24% for the second quarter of 2025. For the six months ended June 30, 2026, the Corporation’s annualized ROA was 0.83%, compared to 0.93% in 2025, while the ROE was 11.85%, compared to 15.15% in 2025. The declines in both ratios during 2026 were primarily attributed to the non-recurring merger and conversion-related expenses’ impact on net income.

As of June 30, 2026, the Corporation had total assets of $2.39 billion, up 7.4%; gross loans of $1.67 billion, up 14.2%; total deposits of $2.02 billion, up 6.4%; and total stockholders’ equity of $171.5 million, up 23.0%, from balances at June 30, 2025.

ENB FINANCIAL CORP

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from eighteen full-service locations in Lancaster County, southeastern Lebanon County, southern Berks County, Pennsylvania and Cecil County, Maryland with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk and uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

The review period for subsequent events extends up to and includes the filing date of the Corporation’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this earnings release is subject to change.

ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

				Percent Change
	Jun 30,	Dec 31,	Jun 30,	June 30, 2026 vs
Balance Sheet	2026	2025	2025	Dec 31, 2025	Jun 30, 2025

Securities	$568,205	$588,949	$601,920	-3.5%	-5.6%
Total loans held for investment	1,671,468	1,515,745	1,463,259	10.3	14.2
Allowance for credit losses	18,586	16,886	16,543	10.1	12.3
Total assets	2,390,906	2,257,727	2,225,903	5.9	7.4
Deposits	2,016,968	1,873,361	1,896,526	7.7	6.4
Total borrowings	190,542	209,251	175,618	-8.9	8.5
Stockholders' equity	171,520	161,054	139,482	6.5	23.0

	Three Months Ended		Six Months Ended
Income Statement	June 30,		June 30,
	2026	2025	2026	2025

Net interest income	$20,781	$17,657	$39,710	$34,434
(Release)/provision for credit losses	(462)	126	(484)	612
Noninterest income	4,062	3,581	8,441	6,907
Noninterest expense	18,266	13,922	36,550	28,241
Income before taxes	7,039	7,190	12,085	12,488
Provision for income taxes	1,335	1,380	2,357	2,362
Net income	5,704	5,810	9,728	10,126

Per Share Data
Earnings per share	1.00	1.02	1.71	1.79
Dividends per share	0.18	0.18	0.36	0.36

Earnings Ratios
Return on average assets (ROA)	0.95%	1.06%	0.83%	0.93%
Return on average stockholders equity (ROE)	13.73%	17.24%	11.85%	15.15%
Net Interest margin	3.60%	3.29%	3.49%	3.24%
Efficiency ratio	73.1%	65.2%	75.5%	68.0%

ENB FINANCIAL CORP

Supplemental Reporting of Non-GAAP measures

Management believes providing certain “non-GAAP” financial information will assist readers in their understanding of the effect on recent financial results from non-recurring charges and the impact of intangible assets on our book value per share that resulted from our recent acquisition of Cecil.

Tangible book value per common share and impact of the merger and conversion-related expenses on net income and associated ratios, as used by the Corporation in this supplemental reporting presentation, are determined by methods other than those in accordance with generally accepted accounting principles (“GAAP”). While the Corporation’s management believes this information is a useful supplement to the GAAP-based measures reported, readers are cautioned that this non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results and financial condition as reported under GAAP, nor are such measures necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table presents the computation of each non-GAAP based measure shown together with its most directly comparable GAAP-based measure (amounts in thousands, except per share data):

	June 30,	December 31,
	2026	2025
	$	$
Tangible Book Value per Common Share
Stockholders' equity (most directly comparable GAAP-based measure)	171,520	161,054
Less: Goodwill	6,712	—
Core deposit intangible	2,538	—
Related tax effect	(569)	—
Total	8,681	—
Tangible common equity (non-GAAP)	162,839	161,054

Common shares outstanding	5,715	5,693

Book value per share (most directly comparable GAAP-based measure)	30.01	28.29
Intangible assets per share	1.52	—
Tangible book value per share (non-GAAP)	28.49	28.29

ENB FINANCIAL CORP

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
	$	$	$	$
Adjusted Net Income and Adjusted Diluted Earnings Per Share
Net income (most directly comparable GAAP-based measure)	5,704	5,810	9,728	10,126
Plus: Merger and conversion related expenses	1,561	—	3,718	—
Less: Related tax effect	(321)	—	(691)	—
Adjusted net income (non-GAAP)	6,944	5,810	12,755	10,126

Weighted average diluted shares outstanding	5,706	5,670	5,700	5,663

Diluted earnings per share (most directly comparable GAAP-based measure)	1.00	1.02	1.71	1.79
Diluted earnings per share, adjusted (non-GAAP)	1.22	1.02	2.24	1.79

Efficiency ratio
Operating expenses (most directly comparable GAAP-based measure)	18,266	13,922	36,550	28,241
Less: Merger and conversion-related expenses	(1,561)	—	(3,718)	—
Adjusted operating expenses	16,705	13,922	32,832	28,241
Net interest income on a tax-equivalent basis	20,922	17,763	39,994	34,647
Other operating income (most directly comparable GAAP-based measure)	4,062	3,581	8,441	6,907
Total revenues	24,984	21,344	48,435	41,554
Less: Realized gains (losses) on sales of securities	8	(2)	10	(286)
Total revenues, as adjusted	24,976	21,346	48,425	41,840
Efficiency ratio on GAAP basis (most directly comparable GAAP based measure)	73.1%	65.2%	75.5%	68.0%
Efficiency ratio, as adjusted	66.9%	65.2%	67.8%	67.5%

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